Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS Progressive Finance Holdings, LLC Year Ended December 31, 2013 With Report of Independent Auditors

Progressive Finance Holdings, LLC

Consolidated Financial Statements

Year Ended December 31, 2013

Report of Independent Auditors

The Board of Directors and Stakeholders
Progressive Finance Holdings, LLC
We have audited the accompanying consolidated financial statements of Progressive Finance Holdings, LLC which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of comprehensive income, member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Progressive Finance Holdings, LLC at December 31, 2013, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP

Salt Lake City, UT
May 23, 2014

Progressive Finance Holdings, LLC
Consolidated Balance Sheet
December 31, 2013
(In Thousands)

Assets
Cash and cash equivalents	$4,608
Accounts receivable, net of allowance for uncollectible accounts of $10,116 at December 31, 2013	12,326
Receivable from related-party	2,781
Leased merchandise, net	120,976
Property and equipment, net	3,958
Goodwill	7,264
Other intangibles, net	51,753
Prepaid expenses and other current assets	2,741
Total assets	$206,407

Liabilities and members’ equity
Accounts payable and accrued expenses	$20,598
Deferred revenue	13,807
Credit facilities	44,470
Related-party note payable	70,969
Total liabilities	149,844

Members’ equity	56,563
Total liabilities and members’ equity	$206,407
See accompanying notes.

Progressive Finance Holdings, LLC
Consolidated Statement of Comprehensive Income
Year Ended December 31, 2013
(In Thousands)

Revenues:
Lease revenues and fees	$403,951
Total revenues	403,951

Cost of lease revenues	300,069
Gross margin	103,882

Operating expenses:
Sales, general, and administrative expenses	70,410
Depreciation and amortization	13,238
Total operating expenses	83,648
Operating profit	20,234

Other income and expenses:
Interest expense	7,847
Total other income and expenses	7,847
Net income	12,387
Other comprehensive income	–
Comprehensive income	$12,387
See accompanying notes.

Progressive Finance Holdings, LLC
Consolidated Statement of Members’ Equity
Year Ended December 31, 2013

Members’ Equity
(In Thousands)

Balance at December 31, 2012	$72,581
Issuance of Class A units	800
Unit-based compensation	795
Dividends – Class A units	(30,000)
Net income	12,387
Balance at December 31, 2013	$56,563
See accompanying notes.

Progressive Finance Holdings, LLC
Consolidated Statement of Cash Flows
Year Ended December 31, 2013
(In Thousands)

Operating activities
Net income	$12,387
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and impairment of leased merchandise	260,236
Depreciation and amortization	13,238
Bad debt expense	36,555
Unit-based compensation expense	795
Changes in operating assets and liabilities:
Additions to leased merchandise	(315,734)
Accounts receivable	(41,611)
Prepaid expenses and other current assets	(1,538)
Accounts payable and accrued expenses	8,544
Deferred revenue	8,366
Net cash used in operating activities	(18,762)

Investing activities
Purchase of property and equipment	(3,593)
Net cash used in investing activities	(3,593)

Financing activities
Proceeds from credit facility	40,470
Payments of credit facility	(3,000)
Proceeds from related-party payable	15,000
Payments of related-party payable	(199)
Dividends and Distributions	(30,000)
Proceeds from the sale of Class A units	800
Net cash provided by financing activities	23,071

Net increase in cash and cash equivalents	716
Cash and cash equivalents at beginning of period	3,892
Cash and cash equivalents at end of period	$4,608

Noncash investing and financing activities
Cash paid for interest	$7,510
See accompanying notes.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2013

1. Description of Business and Summary of Significant Accounting Policies
Progressive Finance Holdings, LLC (the Company) is a provider of consumer financing via rent-to-own agreements with customers throughout the United States. The Company typically leases residential furniture, mattresses, cell phones, consumer electronics, computers, appliances and household accessories to end consumers. The Company was established on June 15, 2012 and acquired full ownership of Progressive Finance, L.C. from IDEE, LLC in exchange for 10 million Class B units in the Company. The Company is a holding company and has no operations other than its ownership of various subsidiaries, including Prog Finance, LLC, which is the only entity with material historical and current operations. Under the Company’s limited liability agreement dated June 15, 2012, the Company is intended to have a perpetual existence, and is not scheduled to be dissolved. The Company’s headquarters are based in Draper, Utah. The Company is organized as an LLC, and its members are afforded limitation of personal liability as applicable under Delaware statutes.
Basis of Presentation
The financial statements include the accounts of Progressive Finance Holdings, LLC, and have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).
Revenue Recognition and Deferred Revenue
The Company generates revenues by leasing Company-owned merchandise to its customers pursuant to rental purchase agreements which provide for weekly, bi-weekly, semi-monthly or monthly lease terms with non-refundable lease payments. Generally, the customer has the right to acquire title either through a purchase option or through payment of all required rentals over the lease term, which is typically 9 to 12 months. Lease revenue and fees, including initial payments are recognized over the lease term or at the time the customer exercises the purchase option.
All of the Company’s customer agreements are considered operating leases under the provisions of ASC 840, Leases, as the agreements are cancellable at any time. As such, lease revenues are recognized as revenue in the month they are due. Lease payments received prior to the month due are recorded as deferred lease revenue. Until all payment obligations are satisfied under rental purchase agreements, the Company maintains ownership of the leased merchandise. Initial direct costs related to the Company’s customer agreements are expensed as incurred and are not significant. These initial direct costs have been classified as operating expenses in the Company’s consolidated statements of operations.
Cost of Lease Revenues
Cost of lease revenues consists primarily of depreciation of leased merchandise, impairment of leased merchandise, and bad debt expense.
Cash and Cash Equivalents
Cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company maintains cash and cash equivalents at financial institutions, which at times may not be federally insured or may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on such accounts.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

Allowance for Uncollectible Accounts Receivable
Accounts receivable consists of amounts due from customers on leased merchandise. The Company has established an allowance for doubtful accounts for its accounts receivables. The Company’s policy for determining the allowance is based upon historical loss experience, as well as management’s review and consideration of more recent trends in customer collections. The allowance represents the Company’s estimate of known or probable losses. The Company’s policy is to charge-off receivables that are 120 days or more contractually past due. Charge-offs are applied as a reduction to the allowance for doubtful accounts receivable and any recoveries of previously charged off balances are applied as an increase to the allowance for doubtful accounts receivable.
Leased Merchandise
The Company’s leased merchandise consists primarily of residential furniture, mattresses, cell phones, consumer electronics, computers, appliances and household accessories and is recorded at cost. Leased merchandise is depreciated over the lease agreement period on a straight-line basis, generally 9 to 12 months with no estimated salvage value. When indicators of impairment exist, the Company tests leased merchandise for recoverability pursuant to ASC 360, Property, Plant, and Equipment, and records an impairment reserve against the carrying value of the leased merchandise. The Company uses historical charge off information to assess recoverability and estimate the impairment reserve. The net leased merchandise balances consisted of the following as of December 31, 2013 (in thousands):

Leased merchandise – gross	$199,107
Accumulated depreciation	(67,891)
Impairment reserve	(10,240)
Leased merchandise – net	$120,976

Depreciation and impairment on leased merchandise was $260,236,000 for the year ended December 31, 2013.
Property and Equipment
Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of each asset category is as follows:

Computer equipment	5 years
Software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Useful life or remaining lease term, whichever is shorter

When there are indicators of potential impairment, the Company evaluates recoverability of the carrying values of property and equipment by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future net cash flows, an impairment charge is recognized based on the amount by which the carrying value of the asset exceeds the fair value of the asset. The Company did not incur any material impairment charges for the year ended December 31, 2013.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price paid over the fair value of the identifiable net tangible and intangible assets acquired in connection with the Company’s June 15, 2012 acquisition accounting. The Company does not amortize goodwill but tests for impairment at least annually or sooner whenever events or changes in circumstances indicate that the goodwill may be impaired. The Company performs its goodwill asset impairment test in the first quarter of each fiscal year. The Company did not recognize any goodwill impairment charges for the year ended December 31, 2013.
The Company reviews identifiable intangible assets recorded in connection with the Company’s June 15, 2012 acquisition accounting, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If identifiable intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair market value. The Company did not record any material impairments for the year ended December 31, 2013.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expenses were $1,138,000 for the year ended December 31, 2013.
Commissions
Commissions are expensed as incurred, and are recognized as a component of sales, general and administrative expenses.
Unit-Based Compensation
The Company has issued grants of Incentive units to employees during the year ended December 31, 2013. These grants are intended to be profits interests under IRS Revenue Procedure 93-27, IRS Revenue Procedure 2001-43, and IRS Notice 2005-43. The Company accounts for these grants under ASC 718, Stock-Based Compensation, using the fair values of the awards as determined by an independent third party valuation firm. The valuation of these units requires the use of highly subjective and complex assumptions.
Incentive units are granted at a participation threshold of not less than the fair market value of the Company on the date of the grant. The participation threshold is a threshold amount of cumulative distributions that must be made with respect to all or one or more specified classes of units outstanding before such Incentive units may receive any distributions.
Sales Tax
The Company applies the gross basis for sales taxes imposed on lease revenues. The Company is required by the applicable governmental authorities to remit sales taxes. The amount of sales tax recorded as lease revenue and selling, general, and administrative cost is $30,605,000 for the year ended December 31, 2013.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

Concentrations of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. The Company deposits cash with established, reputable financial institutions. These deposits at times may exceed federally insured amounts. The Company has not experienced any losses on its deposits. The Company reviews the expected collectability of accounts receivable and records an allowance for doubtful accounts receivable for amounts that it determines are not collectible. No collateral or other security is required against trade receivables.
The Company also records an impairment allowance for its leased merchandise to estimate expected losses relating to merchandise currently under lease. To date, losses from doubtful accounts and impairment of leased merchandise have been within management’s expectations. For the year ended December 31, 2013 no single customer accounted for over 5% of total revenue, 5% of accounts receivable or 5% of leased merchandise.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, leased merchandise impairment, useful lives of property, plant and equipment, measurement of unit‑based compensation and contingencies, among others. Actual results could differ from those estimates.
Risks and Uncertainties
The Company is subject to all of the risks inherent in a business operating in the retail finance industry. These risks include, but are not limited to complex state and federal regulation, unfavorable economic and market conditions, changes in level of demand for the Company’s products and services, and competitive pressures. Failure by the Company to identify changes in regulatory requirements or industry standards, obtain new customers, or maintain its current customer base would have a material adverse effect on the Company’s business and operating results.
Income Taxes
The results of operations of the Company are includable in the taxable income of the members and, accordingly, no provision for federal or state income taxes has been made in the accompanying financial statements. Income and losses for tax purposes may differ from the financial statements’ amounts and may be allocated to the members on a different basis for tax purposes than for financial reporting purposes. Members’ Equity reflected in the accompanying financial statements does not necessarily represent the member’s tax basis of its respective interest.
Recent Accounting Pronouncements
On January 16, 2014, the Financial Accounting Standards Board issued ASU 2014-02, Intangibles — Goodwill and Other (Topic 350): Accounting for Goodwill (A Consensus of the Private Company Council), which provides private companies an alternative for the subsequent accounting of goodwill, including the amortization of goodwill. Early application of ASU 2014-02 is permitted for any annual or interim period for which a reporting entity’s financial statements have not yet been made available for issuance. The Company has elected not to early adopt the provisions of ASU 2014-02 in its consolidated financial statements as of December 31, 2013. Further, the Company does not expect to elect the alternative in ASU 2014-02 to amortize its goodwill.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that the Company may adopt as of the specified effective date. Unless otherwise discussed, the Company believes the impact of any other recently issued standards that are not yet effective are either not applicable to the Company at this time or will not have a material impact on the Company’s consolidated financial statements upon adoption.
2. Property and Equipment
Property and equipment consist of the following (in thousands):

2013

Furniture and fixtures	$815
Leasehold improvements	349
Computer software	2,138
Office and computer equipment	1,534
Total property and equipment	4,836
Less: accumulated depreciation	878
Property and equipment, net	$3,958

Depreciation expense for property and equipment was $623,000 for the year ended December 31, 2013.
3. Intangible Assets
The following is a summary of the Company’s identifiable intangible assets by category at December 31, 2013:

	Gross	Accumulated Amortization	Net
	(In Thousands)

Merchant relationships	$59,100	$13,808	$45,292
Customer contracts	5,500	5,500	–
Trade names and trademarks	2,400	412	1,988
Internally developed software	5,400	927	4,473
Total	$72,400	$20,647	$51,753

The weighted-average amortization period for the Company’s acquired intangible assets is 8 years.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

Merchant relationships are being amortized in proportion to the expected future cash flows to be realized over 9 years. The weighted-average amortization period of the merchant relationships intangible asset is 6.5 years. Acquired customer contracts, trade names, trademarks, and internal use software are amortized on a straight-line basis over the expected useful life. Intangible assets held by the Company as of December 31, 2013 had the following amortization periods:

Intangible Assets	Amortization Period in Years
Merchant relationships	9
Acquired customer contracts	1
Trade names/trademarks	9
Internal use software	9
Total amortization expense of intangible assets, included in operating expenses in the accompanying statements of comprehensive income (loss), was $12,615,000 for the year ended December 31, 2013. As of December 31, 2013, estimated future amortization expense for the next five years related to identifiable intangible assets is as follows (in thousands):

2014	$10,135
2015	8,853
2016	8,361
2017	7,212
2018	5,811

4. Debt
Debentures
On June 15, 2012, the Company received $55,969,000 in cash from a related-party in exchange for non-convertible, subordinated debentures. These debentures carry a 12.5% interest rate per annum, require quarterly interest payments, and principal is due at maturity on December 15, 2017. On December 17, 2013, the Company received $15,000,000 in cash from a related-party in exchange for non-convertible, subordinated debentures. These debentures carry a 7.0% interest rate per annum, require quarterly interest payments, and principal is due at maturity on June 3, 2018. The fair value of the Company’s debt classified as Level 2 was estimated using the discounted cash flow analysis, based upon the Company’s current estimated incremental borrowing rates for similar types of arrangements. The fair value of the Company’s debt was estimated to be $87,668,000 as of December 31, 2013 compared to a carrying amount of $70,969,000 as of December 31, 2013.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

Line of Credit
On December 17, 2013, the Company entered into a first amendment to its revolving line of credit agreement dated December 3, 2012. The amendment increased borrowing capacity under the line of credit to $86,500,000. The line of credit requires quarterly interest payments on borrowings, with the principal amount due at maturity. The credit facility matures on December 3, 2017 and is collateralized by certain assets of the Company under the agreement. The interest rate on this facility is variable. Alternatively, the Company may choose to select a rate defined by the financial institution. The Company has financial covenants for minimum cash collections, leverage ratio, and fixed-charges coverage ratio. The Company was in compliance with all financial covenants as of December 31, 2013. The amounts outstanding on the line of credit were $44,470,000 at December 31, 2013. The weighted-average interest rate on the outstanding borrowings was 3.472% at December 31, 2013. The Company also pays a commitment fee on unused balances, which ranges from 0.35% to 0.65% as determined by the amount of unused balance.
5. Members’ Equity
Class A Units
The Company has 7,048,421 Class A units authorized. There were 7,048,421 units outstanding as of December 31, 2013. Each Class A unit has the right to one vote on all matters submitted to a vote of unit holders. Class A units are also entitled to an annual cumulative dividends calculated as 5% of the combined purchase price and accumulated unpaid dividends.
Class B Units
The Company has 10,000,000 Class B units authorized. There were 3,000,000 units outstanding at December 31, 2013. Each Class B unit has the right to one vote on all matters submitted to a vote of unit holders. The Company’s Board of Directors may, but is not required to make non-liquidating dividends to the holders of Class B units, subject to prior rights of holders of other classes of units outstanding which have priority rights as to dividends. No dividends have been declared or paid on the Company’s Class B units through December 31, 2013.
Issuances
During 2013 the Company issued 48,421 Class A units to an employee and a board member in exchange for $800,000 in cash consideration.
Dividends
The holders of the Class A units are entitled to cumulative dividends of 5% per annum, of the combined purchase price and accumulated unpaid dividends. In the event of a dividend distribution, Class A unit holders are entitled to receive these dividends prior to and in preference of Class B units or Incentive units. After payment of the preferential dividends or distributions, any additional dividends or distributions shall be distributed among all holders of Class B and Incentive units in proportion to the number of units held immediately prior to the dividend distribution. $30,000,000 in dividends were declared and paid on December 17, 2013.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

Liquidation Preferences
In the event of a liquidation, dissolution, or winding up of the Company, holders of Class A units shall be entitled to receive, prior to any payments to Class B units and Incentive units, any unpaid, accumulated dividends owed to Class A holders. Once all accumulated dividends have been paid to Class A holders, Class A holders shall receive, prior to any payments to Class B and Incentive units, an amount equal to the original purchase price of the Class A units.
In the event of a liquidation, dissolution, or winding up of the Company, holders of Class B units shall be entitled to receive, prior to any payments to Incentive units, an amount equal to the liquidation preference paid to Class A units, multiplied by a fraction, the numerator of which shall be the number of Class B units immediately prior to such distribution, and the denominator shall be the number of Class A units immediately prior to such distribution.
A change in control or a sale, transfer, or lease of all or substantially all of the assets of the Company is considered to be a liquidation event.
Voting Rights
Holders of Class A and Class B units are entitled one vote per unit. Incentive units do not have voting rights.
6. Unit-Based Compensation
The Limited Liability Company agreement (LLC Agreement) dated June 15, 2012 provided for the granting of incentive units to directors, officers and other employees or consultants of the Company. These incentive units are intended to be “profits interests” under IRS Revenue Procedure 93-27, IRS Revenue Procedure 2001-43, and IRS Notice 2005-43. At December 31, 2013, there were 2,107,037 shares authorized for grant and no remaining units available for grant under the LLC Agreement. No unit-based compensation had been issued prior to 2012.

All incentive units were granted with a participation threshold equal to the estimated fair value of the Company on the date of grant. Because there has been no public market for the incentive units, the Company’s Board of Directors has determined the fair value of the Company’s incentive units based on an analysis of relevant metrics. In addition, the Board of Directors has obtained a valuation study from a third-party valuation firm to estimate the fair value of the Incentive units. In performing its valuation analysis, the valuation firm engaged in discussions with management, analyzed historical and forecasted financial statements and reviewed corporate documents. In addition, this valuation study was based on a number of assumptions, including industry, general economic, market and other conditions that could reasonably be evaluated at the time of the valuation. Upon termination of services, the Company has the right, but not the obligation to repurchase unvested and vested Incentive units from the holder. Incentive units are granted with time vesting conditions. The awards generally vest over a service period of four years. Certain vesting modifications occur based on a change of control. The fair value of the incentive units is recognized as compensation expense over the service period of the grant.
Total unit-based compensation expense recognized for the time-based incentive units granted under the LLC Agreement was $795,000 for the year ended December 31, 2013. These amounts are included in sales, general and administrative costs in the statement of operations. Of the incentive units granted, 756,169 vest only upon a specified liquidation event. The Company has not recorded any compensation expense for these incentive units that vest only upon a liquidation event, as such a liquidity event is not estimated as probable as of December 31, 2013.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

A summary of the Incentive unit activity under the LLC Agreement for the year ended December 31, 2013 is as follows:

Incentive Units

Outstanding at December 31, 2012	1,336,207
Units granted	770,830
Units repurchased	–
Outstanding at December 31, 2013	2,107,037

Units vested totaled 316,171 during the year ended December 31, 2013. Total fair value of units vested was $569,108 for the year ended December 31, 2013.
The weighted-average grant-date fair value of each of the Incentive units granted for the year ended December 31, 2013 was $2.47 per unit. As of December 31, 2013, $2,689,512 of unrecognized compensation expense related to the Company’s Incentive units is expected to be recognized over a weighted average period of 1.9 years. The Incentive units do not have contractual lives.
7. Commitments and Contingencies
Capital Leases
The Company had not entered into any material capital leases as of December 31, 2013.
Operating Leases
The Company leases office space under two non-cancellable and one cancelable month-to-month operating leases. The non-cancellable leases have terms of 76 and 60 months.
Rent expense under operating leases totaled $1,054,000 for the year ended December 31, 2013.
Future minimum lease payments required under operating leases that have initial or remaining non-cancellable terms in excess of one year as of December 31, 2013 are as follows (in thousands):

2014	$1,107
2015	1,323
2016	1,394
2017	1,436
2018	1,074
2019	407
$6,741

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

Indemnifications
The Company indemnifies its officers and directors for certain events or occurrences, while the officer or director is or was serving at the Company’s request in such capacity. The maximum amount of potential future indemnification is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The Company is unable to reasonably estimate the maximum amount that could be payable under these arrangements since these obligations are not capped but are conditional to the unique facts and circumstances involved. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2013.
Employee Agreements
The Company has signed various employment agreements with key executives pursuant to which, if their employment is terminated by the Company without cause or by the employee for good reason, the employees are entitled to receive certain benefits, including severance payments, and bonus earned but not yet paid. The Company is not aware of any liabilities relating to existing employment agreements as of December 31, 2013.
8. Employee Benefit Plans
The Company sponsors a 401(k) defined contribution plan covering all employees. Matching contributions and profit sharing contributions to the plan are at the discretion of the Company and were $134,000 for the year ended December 31, 2013.
9. Related-Party Transaction
The Company leases office space for approximately $14,600 per month on a month-to-month basis from existing unit holders of the Company. The Company recognized rent expense of $176,000 for the year ended December 31, 2013.
On June 15, 2012, the Company received funds totaling $55,969,000 in the form of non-convertible debentures from related parties. These debentures carry a 12.5% interest rate per annum, require quarterly interest payments, and principal is due at maturity of December 15, 2017.
On December 17, 2013, the Company received funds totaling $15,000,000 in the form of subordinated debentures from related parties. This amount represents the escrow balance released to related parties, which was established as of June 15, 2012. These debentures carry a 7.0% interest rate per annum, require quarterly interest payments, and principal is due at maturity of June 3, 2018.
Management has estimated that approximately $2,781,000 in sales taxes was owed by the Company as of the June 15, 2012 acquisition of Progressive Finance, L.C.. Management believes that this amount is fully recoverable from the $15,000,000 amount recorded as subordinated debentures from related parties.

Progressive Finance Holdings, LLC
Notes to Consolidated Financial Statements (continued)

10. Subsequent Events
On April 14, 2014, the Company was acquired by Aaron’s, Inc., in an all-cash transaction valued at approximately $700 million. As part of this transaction, all notes payable and credit facilities held by the Company were paid in full with the proceeds of the transaction.
Subsequent events have been evaluated through May 23, 2014, the date the financial statements were available to be issued.